Exhibit 99.2

Foster Wheeler LLC and Subsidiaries

Consolidated Financial Statements

April 1, 2005

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
(in thousands of dollars)
(unaudited)

	Three Months Ended

	April 1,	March 26,
	2005	2004

Operating revenues	$523,065	$666,359
Cost of operating revenues	(445,054)	(591,147)

Contract profit	78,011	75,212

Selling, general and administrative expenses	(60,496)	(57,184)
Other income	12,525	23,649
Other deductions	(10,326)	(6,113)
Interest expense	(14,749)	(25,425)
Minority interest	(1,009)	(982)

Income before income taxes	3,956	9,157
Provision for income taxes	(7,971)	(13,444)

Net loss	(4,015)	(4,287)
Other comprehensive income/(loss):
Foreign currency translation adjustment	1,708	(4,004)

Net comprehensive loss	$(2,307)	$(8,291)

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in thousands of dollars)
(unaudited)

	April 1, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$233,977	$291,567
Short-term investments	24,859	25,775
Accounts and notes receivable, net	517,367	507,071
Contracts in process and inventories	187,955	174,077
Prepaid, deferred and refundable income taxes	26,033	26,144
Prepaid expenses	24,595	25,239

Total current assets	1,014,786	1,049,873

Land, buildings and equipment, net	272,078	280,305
Restricted cash	74,315	72,844
Notes and accounts receivable – long-term	6,821	7,053
Investment and advances	165,705	158,324
Goodwill, net	51,515	51,812
Other intangible assets, net	68,023	69,690
Prepaid pension cost and related benefit assets	6,216	6,351
Asbestos-related insurance recovery receivable	309,889	332,894
Other assets	120,281	108,254
Deferred income taxes	50,817	50,714

TOTAL ASSETS	$2,140,446	$2,188,114

LIABILITIES AND MEMBER'S DEFICIT
Current Liabilities:
Current installments on long-term debt	$35,664	$35,214
Accounts payable	261,013	288,899
Accrued expenses	324,029	319,215
Estimated costs to complete long-term contracts	451,022	458,421
Advance payment by customers	109,778	111,300
Income taxes	57,571	53,117

Total current liabilities	1,239,077	1,266,166

Accounts payable to affiliate	416,260	416,260
Long-term debt	526,506	531,789
Notes payable to affiliate	210,000	210,000
Deferred income taxes	19,995	7,948
Pension, postretirement and other employee benefits	273,174	271,851
Asbestos-related liability	424,395	447,400
Other long-term liabilities and minority interest	160,722	166,165
Deferred accrued interest on subordinated deferrable interest debentures	25,549	23,460
Commitments and contingencies

TOTAL LIABILITIES	3,295,678	3,341,039

Member's Deficit:
Membership interests and contributed capital	242,613	242,613
Accumulated deficit	(1,102,810)	(1,098,795)
Accumulated other comprehensive loss	(295,035)	(296,743)

TOTAL MEMBER'S DEFICIT	(1,155,232)	(1,152,925)

TOTAL LIABILITIES AND MEMBER'S DEFICIT	$2,140,446	$2,188,114

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN MEMBER'S DEFICIT
(in thousands of dollars)
(unaudited)

Three Months Ended
April 1, 2005

Amount

Membership Interests and Contributed Capital
Balance at December 31, 2004	$242,613

Balance at April 1, 2005	$242,613

Accumulated Deficit:
Balance at December 31, 2004	$(1,098,795)
Net loss for the period	(4,015)

Balance at April 1, 2005	$(1,102,810)

Accumulated Other Comprehensive Loss:
Balance at December 31, 2004	$(296,743)
Change in accumulated translation adjustment during the period	1,708

Balance at April 1, 2005	$(295,035)

Total Member’s Deficit	$(1,155,232)

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Three Months Ended

	April 1,	March 26,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in)/provided by operating activities	$(33,032)	$29,568

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(2,468)	(20,700)
Capital expenditures	(1,049)	(1,759)
Proceeds from sale of assets	1,794	127
(Increase)/decrease in short-term investments	(401)	8,309

Net cash used in investing activities	(2,124)	(14,023)

CASH FLOWS FROM FINANCING ACTIVITIES
Partnership distributions to minority shareholders	(2,233)	(2,663)
Payment of deferred financing costs	(12,877)	—
Decrease in short-term debt	—	(121)
Repayment of long-term debt	(3,987)	(4,826)

Net cash used in financing activities	(19,097)	(7,610)

Effect of exchange rate changes on cash and cash equivalents	(3,337)	3,584

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(57,590)	11,519

Cash and cash equivalents at beginning of period	291,567	364,095

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$233,977	$375,614

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(unaudited)

1.	Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

     Foster Wheeler LLC was formed on February 9, 2001 as a Delaware Limited Liability Company. Pursuant to a reorganization, which occurred on May 25, 2001, Foster Wheeler Corporation was merged into Foster Wheeler LLC and the assets (primarily investments in subsidiaries which design, engineer and construct petroleum, chemical, petrochemical and alternative fuel facilities and related infrastructures and design, manufacture and erect steam generating and auxiliary equipment for power stations and industrial markets worldwide) and liabilities of Foster Wheeler Corporation were recorded by Foster Wheeler LLC at historical cost. The Company is a wholly owned subsidiary of Foster Wheeler Holdings Ltd. who, in turn, is a wholly owned subsidiary of Foster Wheeler Ltd. Foster Wheeler LLC is a holding company which owns the stock of substantially all subsidiary companies in the Foster Wheeler group. The terms “Foster Wheeler” or the “Company,” as used herein, include Foster Wheeler LLC and its direct and indirect subsidiaries.

     The business of the Company falls within two business groups. The Engineering and Construction Group (the “E&C Group”) designs, engineers, and constructs petroleum processing facilities (upstream and downstream), chemical, petrochemical, pharmaceutical and natural gas liquefaction (LNG) facilities, and related infrastructure, including power generation and distribution facilities, production terminals, pollution control equipment and water treatment facilities. The E&C Group provides direct technical and management services, and purchases equipment, materials and services from third party vendors and subcontractors. The group has industry leading technology in delayed coking, solvent de-asphalting and hydrogen production. The E&C Group also provides a broad range of environmental remediation services, together with related technical, design and regulatory services. The Global Power Group designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOx burners. Site services related to these products encompass full plant construction, maintenance engineering, plant upgrading and life extension and plant repowering. The Global Power Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, the Global Power Group builds, owns and operates cogeneration, independent power production and resource recovery facilities, as well as facilities for the process and petrochemical industries. The Global Power Group generates revenues from construction and operating activities pursuant to long-term sale of project outputs (i.e. electricity contracts), operating and maintenance agreements and from returns on its equity positions. The corporate center, restructuring expenses and certain legacy liabilities (e.g. corporate debt) are included in the Corporate and Finance Group (“C&F”).

2.	Going Concern

     The accompanying condensed consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, collections of receivables to fund its obligations, including those resulting from asbestos-related liabilities, as well as the Company’s ability to maintain credit facilities and bonding capacity adequate to conduct its business. Although the Company generated income in the three months ended April 1, 2005, the Company incurred significant operating losses in each of the years in the three-year period ended December 31, 2004, and has a member’s deficit of $1,155,232 as of April 1, 2005.

     Management closely monitors liquidity and updates its U.S. liquidity forecasts weekly. These forecasts cover, among other analyses, existing cash balances, cash flows from operations, cash repatriations and loans from non-U.S. subsidiaries, asset sales, working capital needs, unused credit line availability and claims recoveries, if any. The Company’s liquidity forecasts continue to indicate that sufficient liquidity will be available to fund the Company’s U.S. and foreign working capital needs throughout 2005.

     In March 2005, the Company entered into a new 5-year $250,000 Senior Credit Agreement. The Senior Credit Agreement includes a $75,000 sub-limit for borrowings at a rate equal to LIBOR plus a spread. Standby letters of credit issued under the Senior Credit Agreement will carry a fixed price throughout the life of the facility. The Senior Credit Agreement is collateralized by the assets and/or the stock of certain of the Company’s domestic and foreign subsidiaries. The Company paid approximately $12,900 in fees and expenses in conjunction with the execution of the Senior Credit Agreement. Such fees, paid predominately in the first quarter of 2005, have been deferred and will be amortized to expense over the life of the agreement.

     As of April 1, 2005, the Company had cash and cash equivalents, short-term investments, and restricted cash totaling $333,151, compared to $390,186 as of December 31, 2004. Of the $333,151 total at April 1, 2005, $289,306 was held by foreign subsidiaries. See Note 3 for additional details on cash and restricted cash balances.

     The Company’s domestic operating entities are cash flow positive. However they do not generate sufficient cash flow to cover the costs related to the Company’s indebtedness, obligations to fund U.S. pension plans, and corporate overhead expenses. Consequently, the Company requires cash distributions from its non-U.S. subsidiaries in the normal course of its operations to meet its U.S. operations’ minimum working capital needs and to service its debt. The Company’s current 2005 forecast assumes total cash repatriation from its non-U.S. subsidiaries of approximately $87,000 from royalties, management fees, intercompany loans, debt service on intercompany loans, and dividends. The Company repatriated approximately $26,400 and $13,300 from its non-U.S. subsidiaries in the first three months of 2005 and 2004, respectively.

     There can be no assurance that the forecasted foreign cash repatriation will occur, as the non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash previously noted. In addition, certain of the Company’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. The repatriation of funds may also subject those funds to taxation. As a result of these factors, the Company may not be able to repatriate and utilize funds held by its non-U.S. subsidiaries in the amount forecasted above.

     In September 2004, Foster Wheeler Ltd., in conjunction with the Company, consummated an equity-for-debt exchange in which Foster Wheeler Ltd. issued common shares, preferred shares, warrants to purchase common shares and new notes in exchange for certain of its outstanding debt securities and trust securities. After completing the exchange, the Company had outstanding debt obligations of $562,170 as of April 1, 2005.

     The Senior Credit Agreement and a sale/leaseback arrangement for a corporate office building have quarterly financial covenant compliance requirements. Management’s forecast indicates that the Company will be in compliance with the financial covenants throughout 2005. The forecast assumes a significant level of new contracts and improved performance on existing contracts. However, there can be no assurance that the Company will be able to comply with the covenants. If the Company violates a covenant under the Senior Credit Agreement or the sale/leaseback arrangement, repayment of amounts outstanding under such agreements could be accelerated and the following borrowings outstanding could also be accelerated: the 2011 Senior Notes, the 2005 Senior Notes, the Convertible Subordinated Notes, the Trust Preferred Securities, the Subordinated Robbins Facility Exit Funding Obligations, and certain of the special-purpose project debt facilities. The total amount of Foster Wheeler Ltd. debt that could be accelerated is $460,178 as of April 1, 2005. The Company would not be able to repay amounts borrowed if the payment dates were accelerated.

     Lenders under the new Senior Credit Agreement have a security interest in the stock, debt and assets of certain of Foster Wheeler Ltd.’s subsidiaries. The new Senior Credit Agreement requires the Company to maintain certain financial ratios as described further in Note 6.

     Holders of the Company's 2011 Senior Notes have a security interest in the stock, debt and assets of certain of Foster Wheeler Ltd.’s subsidiaries. The 2011 Senior Notes contain incurrence covenants that limit the Company’s ability to undertake certain actions including incurring debt, making certain payments and investments, granting liens, selling assets and entering into specific intercompany transactions, among others. Management monitors these covenants to ensure the Company remains in compliance with the indenture.

     Since January 15, 2002, the Company has exercised its right to defer payments on the Trust Preferred Securities. The aggregate liquidation amount of the Trust Preferred Securities at April 1, 2005 was $71,177 after completing the equity-for-debt exchange. The previous Senior Credit Facility required the Company to defer the payment of the dividends on the Trust Preferred Securities; while the new Senior Credit Agreement requires the approval of the lenders to make payments on the Trust Preferred Securities to the extent such payments are not contractually required by the underlying Trust Preferred Securities agreements. Accordingly, no dividends were paid during the first three months of 2005 or during fiscal year 2004. As of April 1, 2005, the amount of dividends deferred plus accrued interest approximates $25,549. The Company intends to continue to defer payment of the dividends on the Trust Preferred Securities until January 15, 2007 – the full term allowed by the underlying agreement. Once the deferred dividend obligation has been satisfied, the Company has the right to defer subsequent dividend payments for an additional 20 consecutive quarters.

     The Company’s inability to operate profitably in recent fiscal years and to generate cash flows from operations, its reliance on repatriated cash from its foreign subsidiaries to fund its domestic obligations, and its obligations to maintain minimum debt covenants to avoid possible acceleration of its debt, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

3.      Summary of Significant Accounting Policies

     The condensed consolidated statement of financial position as of April 1, 2005 and December 31, 2004 and the related condensed consolidated statements of operations and comprehensive loss and cash flows for the three-month periods ended April 1, 2005 and March 26, 2004, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

     A summary of the Company’s significant accounting policies is presented below. There has been no material change in the accounting policies followed by the Company during the first quarter of 2005.

     There was no impact on the Company’s consolidated statement of cash flows. However, the Company’s estimated domestic pension plan contributions, reported to be $20,400 for calendar 2005 increased to $26,700 as a result of the error. Based on the revised actuarial valuation, the Company still anticipates that no further domestic pension plan contributions will be due after 2009.

     Principles of Consolidations — The condensed consolidated financial statements include the accounts of Foster Wheeler LLC and all significant domestic and foreign subsidiary companies. Intercompany transactions and balances have been eliminated.

     Reclassifications — Certain prior period financial statement amounts have been reclassified to conform to the current year presentation.

     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, asbestos litigation and expected recoveries and contingencies, among others.

     Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage-of-completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value of $5,000 or greater. Progress toward completion of fixed-priced contracts with a value under $5,000 is measured using the cost-to-cost method.

     Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Company includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Company is responsible for the engineering specifications and procurement for such costs.

     Contracts in process are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long-term contracts.” The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates may be revised as additional information becomes available. In accordance with the accounting and disclosure requirements of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”) and Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” the Company reviews its contracts monthly. As a result of this process in the first three months of 2005, 24 individual projects had final estimated profit revisions exceeding $500. These revisions resulted from events such as earning project incentive bonuses or the incurrence or forecasted incurrence of contractual liquidated damages for performance or schedule issues, executing services and purchasing third-party materials and equipment at costs differing from previously estimated, and testing of completed facilities which in turn eliminates or incurs completion and warranty-related costs. The net aggregate dollar value of the accrued contract profit resulting from these estimate changes during the first three months of 2005 and 2004 amounted to approximately $23,600 and $11,400, respectively. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

     Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records claims in accordance with paragraph 65 of SOP 81-1. This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. Such claims are currently in various stages of negotiation, arbitration and other legal proceedings. As of April 1, 2005 and December 31, 2004, the Company had recorded a commercial claims receivable of $3,760 and $3,946, respectively. The claims were recorded in the Company’s European operations. Additionally, the condensed consolidated financial statements assume recovery of $11,000 in requests for equitable adjustment (“REA”) at April 1, 2005 and December 31, 2004, of which $3,000 and $1,200, respectively, was recorded in contracts in process. The balance of $8,000 as of April 1, 2005 represents costs yet to be incurred. The REA relates primarily to a claim against a U.S. government agency for a project currently being executed. The Company is currently discussing the details of the REA with the U.S. government agency. If this claim were to be unsuccessful, the costs would be charged to cost of operating revenues.

     In certain circumstances, the Company may defer pre-contract costs when it is probable that these costs will be recovered under a future contract. Such deferred costs would then be included in contract costs on receipt of the anticipated contract. If it is not probable that pre-contract costs will be recovered under a future contract, then these costs are expensed as incurred. Costs related to anticipated contracts, which are charged to expense because their recovery is not considered probable, are not subsequently reclassified to contract costs on the subsequent receipt of the contract. As of April 1, 2005 and December 31, 2004, no pre-contract costs were deferred.

     Certain special-purpose subsidiaries in the Global Power Group are reimbursed by customers for their costs, including amounts related to principal repayments of non-recourse project debt, for building and operating certain facilities over the lives of the non-cancelable service contracts.

     Cash and Cash Equivalents — Cash and cash equivalents include highly liquid short-term investments purchased with original maturities of three months or less. Cash and cash equivalents of $202,067 are maintained by foreign subsidiaries as of April 1, 2005. These subsidiaries require a substantial portion of these funds to support their liquidity and working capital needs, as well as required minimum capitalization and contractual restrictions. Accordingly, these funds may not be readily available for repatriation to U.S. entities.

     Short-term Investments — Short-term investments consist primarily of certificates of deposit and are classified as held to maturity under Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     Trade Accounts Receivables — In accordance with terms of long-term contracts, customers withhold certain percentages of billings until completion and acceptance of the contracts. Final payments of all such amounts withheld might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets.

     Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history, trends within the various markets served and general economic trends are also evaluated when considering the necessity of a provision.

     Contracts in Process and Estimated Costs to Complete Long-term Contracts — In accordance with terms of long-term contracts, amounts recorded in contracts in process and estimated costs to complete long-term contracts may not be realized or paid, respectively, within a one-year period. In conformity with industry practice, however, the full amount of contracts in process and estimated costs to complete long-term contracts have been included in current assets and current liabilities, respectively.

     Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method.

     Land, Buildings and Equipments — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

     Restricted Cash– The following table details the restricted cash held by the Company:

	April 1, 2005			December 31, 2004

	Foreign	Domestic	Total	Foreign	Domestic	Total

Held by special purpose entities restricted for debt service payments	$824	$10,928	$11,752	$245	$3,924	$4,169
Collateralize letters of credit and bank guarantees	56,497	—	56,497	57,151	—	57,151
Client escrow funds	5,059	1,007	6,066	10,580	944	11,524

Total	$62,380	$11,935	$74,315	$67,976	$4,868	$72,844

     Investments and Advances — The Company uses the equity method of accounting for investment ownership of between 20% and 50% in affiliates unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for investments in which ownership is greater than 50% when the Company does not have a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost. Currently, all of the Company’s significant investments in affiliates that are not consolidated are recorded using the equity method.

     Intangible Assets — Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (goodwill), trademarks and patents. Goodwill was allocated to the reporting units based on the original purchase price allocation. Patents and trademarks are being amortized on a straight-line basis over periods of 12 to 40 years.

     The Company tests for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets.” This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, the Company evaluates goodwill on a separate reporting unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

     As of April 1, 2005 and December 31, 2004, the Company had unamortized goodwill of $51,515 and $51,812, respectively. The decrease in goodwill of $297 resulted from foreign currency translation losses. All of the goodwill is related to the Global Power Group. In accordance with SFAS No. 142, the Company is no longer amortizing goodwill, and in 2004, the fair value of the reporting units exceeded the carrying amounts.

     As of April 1, 2005 and December 31, 2004, the Company had unamortized identifiable intangible assets of $68,023 and $69,690, respectively. The following table details amounts relating to those assets.

	April 1, 2005		December 31, 2004

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Patents	$37,094	$(16,073)	$37,392	$(15,622)
Trademarks	62,557	(15,555)	63,026	(15,106)

Total	$99,651	$(31,628)	$100,418	$(30,728)

     Amortization expense related to patents and trademarks for the three months ending April 1, 2005 and March 26, 2004 was $901 and $934, respectively. Amortization expense is expected to approximate $3,600 each year in the next five years.

     Income Taxes — Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. In 2004, to the extent such credits were not currently utilized on the Company’s tax return, deferred tax assets, as adjusted for any valuation allowance, were recognized for the carryforward amounts.

     Provision is made for federal income taxes which may be payable on foreign subsidiary earnings to the extent that the Company anticipates they will be remitted.

     The Company is in the process of reviewing the foreign earnings repatriation provision of the American Jobs Creation Act of 2004 (the “Act”). The review is not yet complete due to the complexity of the provision as it relates to the structure of the Company’s unrepatriated foreign earnings. Given the effective foreign tax rates applicable to the Company’s unrepatriated earnings as well as certain restrictions in the Act concerning the definitions of extraordinary dividends and U.S. investment, it is currently considered unlikely that the Company will change its existing repatriation practices as a result of the Act. The Company’s evaluation is expected to be completed in the second quarter of 2005.

     Foreign Currency — Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at month-end exchange rates and income and expenses and cash flows at monthly weighted-average exchange rates.

     The Company maintains a foreign-currency risk-management strategy that uses derivative instruments to protect it from unanticipated fluctuations in cash flows that may arise from volatility in currency exchange rates. The Company utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” At April 1, 2005 and March 26, 2004, the Company did not meet the requirements for deferral under SFAS No. 133 and recorded pretax losses of $275 and $1,218, respectively. These amounts were recorded as reductions in cost of operating revenues on the condensed consolidated statement of operations and comprehensive loss. Amounts receivable (gains) or payable (losses) under foreign exchange contracts are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts.

     Stock Option Plans — Foster Wheeler Ltd. has three fixed-option plans that reserve shares of common stock for issuance to executives, key employees and directors. Employees of the Company participate in these plans. The Company has adopted the disclosure-only provisions of SFAS No.  123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Foster Wheeler Ltd. and the Company continue to account for stock options granted to employees and directors using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation costs for the Company’s stock-based compensation plans been accounted for using the fair value method of accounting described by SFAS No. 123, the Company’s net loss would have been as follows:

	Three Months Ended

	April 1, 2005	March 26, 2004

Net loss – as reported	$(4,015)	$(4,287)
Deduct: Total stock-based employee compensation expense
determined under fair value based method for awards,
net of taxes of $116 in 2005 and $33 in 2004	(1,453)	(458)

Net loss – pro forma	$(5,468)	$(4,745)

     As of April 1, 2005, a total of 4,080,140 shares of Foster Wheeler Ltd. common stock were reserved for issuance under the various stock option plans; 876,373 shares were available for grant.

     Recent Accounting Developments — In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options and restricted stock, be recognized in the condensed consolidated statement of operations and comprehensive income/(loss) based on their fair values. Prior to SFAS No. 123R, the Company adopted the disclosure-only provisions of SFAS No. 123 and therefore only certain pro forma disclosures of the fair value of share-based payments were required in the notes to the condensed consolidated financial statements. SFAS No. 123R provides for the adoption of the new standard in one of two ways: the modified prospective transition method and the modified retrospective transition method. Using the modified prospective transition method, share-based employee compensation cost would be recognized from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Using the modified retrospective method, employee compensation cost would be recognized for periods presented prior to the adoption of the proposed standard in accordance with the original provisions of SFAS No. 123; that is, employee compensation cost would be recognized in the amounts reported in the pro forma disclosures provided in accordance with SFAS No. 123. On April 14, 2005, the Securities and Exchange Commission amended the compliance date for SFAS No. 123R until the first quarter of 2006. The Company is still evaluating the method of adoption and the impact that the adoption of SFAS No. 123R will have on its condensed consolidated financial position and results of operations.

     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets, which were previously required to be recorded on a carryover basis rather than a fair value basis. Instead, SFAS No. 153 provides that exchanges of nonmonetary assets that do not have commercial substance be reported at carryover basis rather than a fair value basis. A nonmonetary exchange is considered to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the condensed consolidated financial statements of the Company.

4.      Equity Interests

     The Company owns a non-controlling equity interest in two electric power generation projects and one waste-to-energy project in Italy and a refinery/electric power generation project in Chile. Two of the projects in Italy are each 42% owned while the third is 49% owned by the Company. In late 2004, the Company entered into a binding agreement to sell 10% of its minority equity interest in the third Italian project; such sale closed in April 2005. The project in Chile is 85% owned by the Company; however, the Company does not have a controlling financial interest in the Chilean project. Following is summarized financial information for the Company’s equity affiliates combined, as well as the Company’s interest in the affiliates.

	April 1, 2005		December 31, 2004

	Italian Projects	Chilean Project	Italian Projects	Chilean Project

Balance Sheet Data:
Current assets	$142,370	$10,136	$149,346	$23,456
Other assets (primarily buildings and equipment)	395,178	173,061	414,779	175,653
Current liabilities	37,772	14,107	41,003	17,179
Other liabilities (primarily long-term debt)	379,540	108,736	404,802	113,567
Net assets	120,236	60,354	118,320	68,363

	Three Months Ended

	April 1, 2005		March 26, 2004

	Italian Projects	Chilean Project	Italian Projects	Chilean Project

Income Statement Data:
Total revenues	$63,535	$10,175	$63,050	$9,923
Gross earnings	16,258	5,069	15,688	5,198
Income before income taxes	12,566	2,531	11,162	2,617
Net earnings	7,667	1,972	6,754	2,059

     The Company’s share of the net earnings of equity affiliates, which are recorded within other income on the condensed consolidated statement of operations and comprehensive loss, totaled $3,223 and $4,653 for the three months ended April 1, 2005 and March 26, 2004, respectively. The Company’s investment in the equity affiliates, which is recorded within investment and advances on the condensed consolidated statement of financial position, totaled $118,651 and $109,106 as of April 1, 2005 and December 31, 2004, respectively. Dividends of $8,387 and $9,090 were received during the three months ended April 1, 2005 and March 26, 2004, respectively.

     The Company has guaranteed certain performance obligations of these projects. The Company’s contingent obligations under the guarantees for three of the projects are approximately $1,300 in total. The contingent obligation for the fourth project is currently capped at approximately $7,900 over the twelve-year life of the project’s financing; to date, no amounts have been paid under this guarantee. The Company has also provided a guarantee of $5,000 representing 49% of the debt service reserve letter of credit providing liquidity should the performance of the fourth project be insufficient to cover the debt service payments. Finally, the Company has provided a $10,000 debt service reserve letter of credit providing liquidity should the performance of the Chilean project be insufficient to cover the debt service payments. No amounts have been drawn under the letter of credit.

5.      Equity-for-Debt Exchange

     In September 2004, the Company, in conjunction with Foster Wheeler Ltd., consummated an equity-for-debt exchange in which Foster Wheeler Ltd. issued common shares, preferred shares, warrants to purchase common shares and new senior notes due 2011 in exchange for certain of its outstanding debt securities and trust securities. The Company recorded $623,190 in accounts and notes payable to Foster Wheeler Ltd. which represents the value of the common shares, preferred shares and warrants issued by Foster Wheeler Ltd. The exchange offer resulted in a $175,054 charge to income in the period ended September 24, 2004. The pretax charge, which was substantially non-cash, related primarily to the exchange of Convertible Subordinated Notes tendered in the exchange offer.

6.	Long-term Debt

     The following table shows the components of long-term debt:

	April 1, 2005			December 31, 2004

	Current	Long-term	Total	Current	Long-term	Total

Senior Notes at 6.75% interest, due November 15, 2005	$11,372

		$—	$11,372	$11,372	$—	$11,372
Senior Notes at 10.359% interest, due September 15, 2011	—	271,365	271,365	—	271,643	271,643
Subordinated Robbins Facility Exit Funding Obligations:
1999C Bonds at 7.25% interest, due October 15, 2009	14	69	83	14	69	83
1999C Bonds at 7.25% interest, due October 15, 2024	—	20,491	20,491	—	20,491	20,491
1999D Bonds at 7% interest, due October 15, 2009	—	237	237	—	233	233
Subordinated Deferrable Interest Debentures	—	71,177	71,177	—	71,177	71,177
Special-Purpose Project Debt:
Martinez Cogen Limited Partnership	7,654	4,060	11,714	7,280	7,980	15,260
Foster Wheeler Coque Verde, L.P.	2,975	32,151	35,126	2,975	32,151	35,126
Camden County Energy Recovery Associates	8,959	59,936	68,895	8,959	59,936	68,895
Capital Lease Obligations	1,066	65,208	66,274	990	66,297	67,287
Other	3,624	1,812	5,436	3,624	1,812	5,436

Total	$35,664	$526,506	$562,170	$35,214	$531,789	$567,003

     Senior Credit Facility — In August of 2002, the Company negotiated a Senior Credit Facility that was comprised of a $71,000 term loan, a $69,000 revolving credit facility and a $149,900 letter of credit facility having an April 30, 2005 maturity date. In connection with the equity-for-debt exchange, the Company repaid in full the term loan and amounts outstanding under the revolving credit facility. Accordingly, there were no borrowings outstanding under the term loan and revolving credit facility as of December 31, 2004. The Company had letters of credit outstanding of $90,018 as of December 31, 2004. In March 2005, the Company replaced the Senior Credit Facility with a new 5-year Senior Credit Agreement.

     New Senior Credit Agreement — In March 2005, the Company entered into a new 5-year $250,000 Senior Credit Agreement. The Senior Credit Agreement includes a $75,000 sub-limit for borrowings at a rate equal to LIBOR plus 5%. Standby letters of credit issued under the Senior Credit Agreement carry a fixed price throughout the life of the facility. The Company had $101,713 of letters of credit outstanding under the Senior Credit Agreement as of April 1, 2005. The Senior Credit Agreement is collateralized by the assets and/or the stock of certain of the Company’s domestic and foreign subsidiaries. The Company paid approximately $12,900 in fees and expenses in conjunction with the execution of the Senior Credit Agreement. Such fees, paid predominately in the first quarter of 2005, have been deferred and will be amortized to expense over the life of the agreement.

     The new Senior Credit Agreement requires the Company to maintain certain ratios, including a leverage ratio, a fixed charge coverage ratio and a minimum liquidity level. Compliance with the first two covenants is measured quarterly. The leverage ratio compares total indebtedness, as defined in the new Senior Credit Agreement, to EBITDA, as defined. The leverage ratio must be less than the levels specified in the new Senior Credit Agreement. The fixed charge coverage ratio compares EBITDA to total fixed charges, as defined and must be greater than the levels specified in the new Senior Credit Agreement. The Company must be in compliance with the minimum liquidity level covenant at any time. Management’s 2005 forecast indicates that the Company will be in compliance with the financial covenants contained in the new Senior Credit Agreement.

     The Senior Credit Agreement also requires the Company to prepay the facility in certain circumstances from proceeds of assets sales and the issuance of debt.

7.	Pensions and Other Postretirement Benefits

     Pension Benefits — Domestic and certain foreign subsidiaries of the Company have several pension plans covering substantially all full-time employees. The components of net periodic benefit cost are as follows:

	Three Months Ended April 1, 2005				Three Months Ended March 26, 2004

	United States	United Kingdom	Canada	Total	United States	United Kingdom	Canada	Total

Net Periodic Benefit Cost:
Service cost	$—	$4,591	$57	$4,648	$—	$4,464	$63	$4,527
Interest cost	4,738	8,278	333	13,349	4,467	7,620	301	12,388
Expected return on plan assets	(4,513)	(9,138)	(349)	(14,000)	(3,901)	(7,801)	(325)	(12,027)
Amortization of transition asset	—	(19)	20	1	—	—	19	19
Amortization of prior service cost	—	434	4	438	—	422	4	426
Other	944	3,762	132	4,838	1,015	4,430	106	5,551

Total net periodic benefit cost	$1,169	$7,908	$197	$9,274	$1,581	$9,135	$168	$10,884

     The Company expects to contribute a total of approximately $26,700 to its domestic pension plans and approximately $30,400 to its foreign pension plans in 2005. As of April 1, 2005, $9,000 of that contribution has been made.

     Other Postretirement Benefits — In addition to providing pension benefits, some of the Company’s subsidiaries provide certain health care and life insurance benefits for retired employees (“other postretirement benefits”). The components of net periodic postretirement benefit cost are as follows:

	Three Months Ended

	April 1, 2005	March 26, 2004

Net Periodic Postretirment Benefit Cost:
Service cost	$78	$83
Interest cost	1,114	1,344
Amortization of prior service cost	(1,178)	(1,187)
Other	626	644

Net periodic postretirement benefit cost	$640	$884

     In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) became law in the United States. The Medicare Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In May 2004, the FASB issued a FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-2 provides guidance on accounting for the effects of the Medicare Act for employers that sponsor postretirement healthcare plans that provide prescription drug benefits. The provisions of FSP No. 106-2 were effective for the Company’s interim period ending September 24, 2004. Based upon the proposed regulations of the Medicare Act, the Company concluded that the benefits provided by the plan were actuarially equivalent to Medicare Part D under the Medicare Act. Accordingly, the Company reflected the impact of the Medicare Act prospectively as of the start of the third quarter 2004. The impact of the Medicare Act resulted in decreases in the accumulated postretirement benefit obligation of approximately $9,100 and in the annual net periodic postretirement benefit costs for 2004 of approximately $900. On January 21, 2005, final regulations related to the Medicare Act were issued. The Company has not yet determined the effect of the final regulations on the Company’s accumulated postretirement benefit obligation and net periodic postretirement benefit costs.

8.	Guarantees and Warranties

     The Company has provided indemnifications to third parties relating to businesses and/or assets the Company previously owned. Such indemnifications relate primarily to potential environmental and tax exposures for activities conducted by the Company prior to the sale.

	Maximum Potential Payment	Carrying Amount of Liability as of April 1, 2005	Carrying Amount of Liability as of December 31, 2004

Environmental indemnifications	No limit	$7,500	$5,300
Tax indemnifications	No limit	$—	$—

     The Company provides for project execution and warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures at the conclusion of the contract.

	Three Months Ended

	April 1, 2005	March 26, 2004

Balance at beginning of year	$94,500	$131,600
Accruals	3,600	5,500
Settlements	(3,200)	(3,200)
Adjustments to provisions	(16,400)	(1,300)

Balance at end of period	$78,500	$132,600

9. Income Taxes

     The difference between the statutory and effective tax rates for the three months ended April 1, 2005 and March 26, 2004 results predominately from taxable income in certain jurisdictions (primarily non-U.S.) combined with a valuation allowance offsetting other loss benefits in other jurisdictions (primarily U.S.).

10.	Business Segments – Data

     The Company operates through two business groups, which also constitute separate reportable segments: the Engineering and Construction Group (the “E&C Group”) and the Global Power Group. The E&C Group designs, engineers, and constructs upstream oil and gas processing facilities, oil refining, chemical and petrochemical, pharmaceutical, natural gas liquefaction (LNG) facilities and receiving terminals, and related infrastructure, including power generation and distribution facilities. The E&C Group provides engineering, project management and construction management services, and purchases equipment, materials and services from third-party suppliers and subcontractors. The E&C Group owns industry leading technology in delayed coking, solvent de-asphalting, and hydrogen production processes used in oil refineries and has access to numerous technologies owned by others. The E&C Group also provides international environmental remediation services, together with related technical, engineering, design and regulatory services. The E&C Group generates revenues from engineering and construction activities pursuant to long-term contracts spanning up to four years in duration.

     The Global Power Group designs, manufactures, and erects steam generating and auxiliary equipment for electric power generating stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment, selective non-catalytic recovery units, selective catalytic recovery units and low-NOx burners. The Company provides a broad range of site services relating to these products, including full plant construction, maintenance engineering, plant upgrading and life extension, and plant repowering. The Global Power Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, the Global Power Group builds, owns and operates cogeneration, independent power production and waste-to-energy facilities, as well as facilities for the process and petrochemical industries. The Global Power Group generates revenues from long-term engineering activities, supply of equipment and construction contracts, and from operating activities pursuant to the long-term sale of project outputs (i.e., electricity, steam, etc.), operating and maintenance agreements, and from returns on its equity investments in certain production facilities.

     The Company has restated its business segment data to reflect the transfer of one of its operating subsidiaries in Canada from the E&C Group to the Global Power Group. The subsidiary’s operations have been consolidated into another subsidiary whose operations have been historically reported as part of the Global Power Group.

	Total	Engineering and Construction	Global Power Group	Corporate and Financial Services (1)

For the three months ended April 1, 2005
Third party revenues	$523,065	$329,287	$193,765	$13
Intercompany revenues	—	1,288	1,292	(2,580)

Operating revenues	$523,065	$330,575	$195,057	$(2,567)

EBITDA (2)	$25,929	$26,269	$29,691	$(30,031)

Less: Interest expense	(14,749)
Less: Depreciation and amortization	(7,224)

Income before income taxes	3,956
Provision for income taxes	(7,971)

Net loss	$(4,015)

For the three months ended March 26, 2004
Third party revenues	$666,359	$394,050	$271,700	$609
Intercompany revenues	—	469	479	(948)

Operating revenues	$666,359	$394,519	$272,179	$(339)

EBITDA (3)	$42,631	$35,064	$20,410	$(12,843)

Less: Interest expense	(25,425)
Less: Depreciation and amortization	(8,049)

Income before income taxes	9,157
Provision for income taxes	(13,444)

Net loss	$(4,287)

___________________

(1)	Includes general corporate income and expense, the Company’s captive insurance operation and eliminations.
(2)	Includes in the three months ended April 1, 2005: the reevaluation of contract costs estimates of $23,600: $13,900 in E&C and $9,700 in Global Power; credit agreement costs associated with the previous Senior Credit Facility of $(3,700) in C&F; and charges for severance cost of $(100) in E&C.
(3)	Includes in the three months ended March 26, 2004: a gain of $10,500 in E&C on the sale of a minority equity interest in a special-purpose company established to develop power plant projects in Europe; the reevaluation of contract costs estimates of $11,400: $19,900 in E&C and $(8,500) in Global Power; a net gain of $11,600 in C&F on the settlement of coverage litigation with certain asbestos insurance carriers; restructuring and credit agreement costs of $(9,300) in C&F; and charges for severance cost of $(400) in E&C.

     Operating revenues by industry segment were as follows:

	Three Months Ended

	April 1, 2005	March 26, 2004

Power	$220,010	$321,535
Oil and gas/refinery	157,992	232,324
Pharmaceutical	53,301	71,516
Chemical	49,008	22,068
Environmental	10,788	7,856
Power production	25,049	25,623
Eliminations and other	6,917	(14,563)

Total Operating Revenues	$523,065	$666,359

11.	Sale of Certain Business Assets

     The Company entered into an agreement in the first quarter of 2004 to sell a domestic corporate office building for estimated net cash proceeds of $17,000, which approximated carrying value. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% was repaid to the previous Senior Credit Facilities’ lenders in the second quarter of 2004.

     In the first quarter of 2004, the Company sold a minority equity interest in a special-purpose company established to develop power plant projects in Europe. The Company recorded a gain on the sale of $10,500, which was recorded in other income on the condensed consolidated statement of operations and comprehensive income/(loss).

12.	Litigation and Uncertainties

Asbestos

     Some of the Company’s U.S. and U.K. subsidiaries are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the United States and United Kingdom. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by the Company’s subsidiaries during the 1970s and prior.

     United States

     A summary of claim activity for the three months ended April 1, 2005, December 31, 2004 and March 26, 2004 is as follows:

	Number of Claims

	First Quarter 2005	Fourth Quarter 2004	First Quarter 2004

Balance at beginning of quarter	167,760	170,140	170,860
New claims	4,240	5,280	3,900
Claims resolved	(4,200)	(7,660)	(3,280)

Balance at end of quarter *	167,800	167,760	171,480

___________________

* Includes claims on inactive court dockets of approximately 22,400 at April 1, 2005, 22,300 at December 31, 2004 and 24,500 at March 26, 2004.

     The overall average combined indemnity and defense cost per closed claim since 1993 was approximately $2.1. The Company believes that the average cost will increase in the future.

     The amount spent on asbestos litigation defense and case resolution, all of which was reimbursed from insurance coverage, was $22,500 and $23,900 for the three months ended April 1, 2005 and March 26, 2004, respectively.

     As of April 1, 2005, the Company has recorded total liabilities of $457,600 comprised of an estimated liability relating to open (outstanding) claims of $234,600 and an estimated liability relating to future unasserted claims of $223,000. Of the total, $75,000 is recorded in accrued expenses and $382,600 is recorded in asbestos-related liability on the condensed consolidated statement of financial position. These estimates are based upon the following information and/or assumptions: number of open claims; forecasted number of future claims; estimated average cost per claim by disease type (i.e., mesothelioma vs. non-mesothelioma); and the breakdown of known and future claims into disease type (i.e., mesothelioma vs. non-mesothelioma). Claims that have not been settled and are six or more years old are considered abandoned and are no longer valued in the estimated liability; however, such claims are included within the above chart. There were approximately 9,100 such cases that are not valued within the estimated liability. The total estimated liability includes both the estimate of forecasted indemnity amounts and forecasted defense expenses. Total estimated defense costs and indemnity payments are estimated to be incurred through the year 2019, during which period new claims are expected to decline from year to year. Recently received claims also suggest that the percentage of claims to be closed without payment of indemnity costs should increase as claims are resolved during the next few years. The Company believes that it is likely that there will be new claims filed after 2019, but in light of uncertainties inherent in long-term forecasts, the Company does not believe that it can reasonably estimate defense and/or indemnity costs, which might be incurred after 2019. Historically, defense costs have represented approximately 21% of total defense and indemnity costs. Through April 1, 2005, total indemnity costs paid, prior to insurance recoveries, were approximately $461,700 and total defense costs paid were approximately $124,400.

     As of April 1, 2005, the Company has recorded assets of $363,100 relating to actual and probable insurance recoveries, of which $95,000 is recorded in accounts and notes receivables, and $268,100 is recorded as asbestos-related insurance recovery receivable on the condensed consolidated statement of financial position. The asset includes an estimate of recoveries from insurers based upon assumptions relating to cost allocation and resolution of pending legal proceedings with certain insurers, as well as recoveries under settlements with other insurers.

     As of April 1, 2005, $165,200 was contested by the subsidiaries’ insurers in ongoing litigation. The litigation relates to the proper allocation of the coverage liability among the subsidiaries’ various insurers and the subsidiaries as self-insurers. The Company believes that any amounts that its subsidiaries might be allocated as self-insurer would be immaterial.

     The number and type of claims received and the average cost to settle claims can vary from quarter to quarter and sometimes by substantial amounts. In the first quarter of 2005, the number of claims received (including the number of mesothelioma claims) and the average cost to settle claims exceeded the Company’s forecast prepared at year-end 2004 to estimate the asbestos liability. Management routinely monitors the Company’s asbestos activity and does not believe that one quarter of data is sufficient evidence to necessitate a change in the underlying assumptions used to estimate the asbestos liability. Actual experience will be compared to projected results and if, in management’s judgment, changes to the underlying estimates are warranted, the asbestos liability will be modified.

     The Company’s subsidiaries have entered into several settlement agreements calling for insurers to make lump-sum payments, as well as payments over time, for use by the subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for a portion of out-of-pocket costs previously incurred. The Company intends to negotiate additional settlements in order to minimize the amount of future costs the Company will be required to fund out of working capital.

     The Company projects that it will not be required to fund any asbestos liabilities from its cash flow before 2010, although it may be required to fund a portion of such liabilities from its own cash thereafter. This forecast assumes that the Company will be able to successfully resolve certain outstanding insurance coverage issues. An adverse outcome in the insurance litigation on these coverage issues could materially limit the Company’s insurance recoveries. In this regard, on January 10, 2005, a New York state trial court entered an order finding that New York, rather than New Jersey, law applies in the litigation described above regarding the allocation of liability for asbestos-related personal injury claims among the Foster Wheeler entities and their various insurers. Since the inception of this litigation, the Company has calculated estimated insurance recoveries applying New Jersey law. However, the application of New York, rather than New Jersey, law would result in the Company’s subsidiaries realizing lower insurance recoveries.Thus, as a result of this decision, the Company recorded a charge to earnings in the fourth quarter of 2004 of approximately $76,000 and reduced the year-end 2004 carrying value of its probable insurance recoveries by a similar amount. Unless this decision is reversed or future settlements with insurers allow for funding of all future claims costs, the Company expects that it will be required to fund a portion of its asbestos liabilities from its own cash beginning in 2010. The amount and timing of these funding requirements will be dependent upon, among other things, litigated or negotiated resolution of the various disputes between the Company and the insurers with whom it has not yet settled. On February 16, 2005, the Company’s subsidiaries filed separate motions seeking (i) the re-argument of this decision and (ii) an appeal of this decision to a higher court. There can be no assurances as to the timing or the outcome of these motions.

     In addition, even if these coverage issues are resolved in a manner favorable to the Company, the Company may not be able to collect all of the amounts due under its insurance policies. The Company’s recoveries will be limited by insolvencies among its insurers. The Company has not assumed recovery in the estimate of its asbestos insurance recovery asset from two of the Company’s significant insurers, which are currently insolvent. Other insurers may become insolvent in the future and the Company’s insurers may also fail to reimburse amounts owed to the Company on a timely basis. If the Company does not receive timely payment from its insurers, it may be unable to make required payments under settlement agreements with asbestos plaintiffs or to fund amounts required to be posted with courts in order to appeal trial judgments. If the Company is unable to file such appeals, the Company’s subsidiaries may be ordered to pay large damage awards arising from adverse jury verdicts, and such awards may exceed available cash. Any failure to realize expected insurance recoveries, and any delays in receiving from its insurers amounts owed to the subsidiaries, will reduce cash flow and adversely affect liquidity and could have a material adverse effect on the Company’s financial condition.

     The pending litigation and negotiations with other insurers is continuing.

     It should be noted that the estimate of the assets and liabilities related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

     United Kingdom

     Subsidiaries of the Company in the U.K. have also received claims alleging personal injury arising from exposure to asbestos. To date 622 claims have been brought against the U.K. subsidiaries of which 292 remain open at April 1, 2005. None of the settled claims has resulted in material costs to the Company.

     As of April 1, 2005, the Company recorded the estimated U.S. dollar equivalent for the total U.K. asbestos liabilities of $43,600. Of the total, $1,800 is recorded in accrued expenses and $41,800 is recorded in asbestos-related liability on the condensed consolidated statement of financial position. The estimated U.S. dollar equivalent liability for open (outstanding) U.K. asbestos claims is $5,600 and the estimated liability for future unasserted U.K. asbestos claims is $38,000. An asset in an equal amount was recorded for the expected U.K. asbestos-related insurance recoveries, of which $1,800 is recorded in accounts and notes receivables, and $41,800 is recorded as asbestos-related insurance recovery receivable on the condensed consolidated statement of financial position.

Project Claims

     In the ordinary course of business, the Company and its subsidiaries are parties to litigation involving clients and subcontractors arising out of project contracts. Such litigation includes claims and counterclaims by the Company for additional costs incurred in excess of current contract provisions, as well as for back charges for alleged breaches of warranty and other contract commitments. If the Company were found to be liable for any of the claims/counterclaims against it, the Company would have to incur a write-down or charge against earnings to the extent a reserve has not been established for the matter in its accounts. Amounts ultimately realized on claims/counterclaims by the Company could differ materially from the balances included in the Company’s financial statements, resulting in a charge against earnings to the extent profit has already been accrued on a project contract. Such charges could have a material adverse impact on the Company’s liquidity and financial condition. The Company believes, after consultation with counsel, that such litigation should not have a material adverse effect upon the Company’s financial position or liquidity, after giving effect to the provisions already recorded.

     In addition to the matters described above, arbitration has been commenced against the Company arising out of a compact circulating fluidized-bed boiler that the Company engineered, supplied and erected for a client in Asia. In addition to claims for damages for breach of contract, the client is seeking to rescind the contract based upon alleged material misrepresentations by the Company. If such relief were granted, the Company could be compelled to reimburse the client for the purchase price paid (approximately $25,700), in addition to other damages, which have not yet been quantified. The Company is vigorously defending the case and has counterclaimed for unpaid receivables (approximating $5,200), plus interest, for various breaches and non-performance by the client. (Due to its age, a reserve for the full amount of the receivable was taken prior to the arbitration.) The case is in the initial stages of discovery and a final award is not expected until 2007. Based upon the Company’s investigation and the proceedings to date, there appear to be valid defenses to the claim. However, it is premature to predict the outcome of this proceeding.

      The Company has been notified of a claim by its client with respect to a thermal electric power plant in South America that the Company designed, supplied and erected as a member of a consortium with other parties. The plant’s concrete foundations have experienced cracking, allegedly due to out-of-specification materials used in the concrete poured by the consortium’s subcontractor. The client has adopted a plan to repair the foundations and is seeking reimbursement of its costs (approximating $11,000) from the consortium. Additional damages could be alleged if the matter proceeds to an adversary proceeding. The Company is investigating the claim, as well as any rights that it may have to seek reimbursement for the damages from third parties. Valid legal defenses to the claim appear to exist. However, it is premature to predict the outcome of this matter.

Camden County Waste-to-Energy Project

     One of the Company’s project subsidiaries, Camden County Energy Recovery Associates, LP (“CCERA”), owns and operates a waste-to-energy facility in Camden County, New Jersey (the “Project”). In 1997, the United States Supreme Court effectively invalidated New Jersey’s long-standing municipal solid waste flow rules and regulations, eliminating the guaranteed supply of municipal solid waste to the Project with its corresponding tipping fee revenue. As a result, tipping fees have been reduced to market rate in order to provide a steady supply of fuel to the Project. Since the ruling, those market-based revenues have not been, and are not expected to be, sufficient to service the debt on outstanding bonds, which were issued by the Pollution Control Finance Authority of Camden County (“PCFA”) to finance the construction of the Project and to acquire a landfill for Camden County’s use.

     In 1998, the CCERA filed suit against the PCFA and other parties seeking, among other things, to void the applicable contracts and agreements governing the Project (Camden County Energy Recovery Assoc. v. N.J. Department of Environmental Protection, et al., Superior Court of New Jersey, Mercer County, L-268-98). Since 1999, the State of New Jersey has provided subsidies sufficient to ensure the payment of each of the Project’s debt service payments as they became due. The bonds outstanding on the Camden Project were issued by the PCFA, not the Company or CCERA, and the bonds are not guaranteed by the Company or CCERA. Pursuant to the loan agreement between PCFA and CCERA, proceeds from the bonds were used to finance the construction of the facility and accordingly these proceeds were recorded as debt on CCERA’s balance sheet and therefore are included in the Company’s condensed consolidated balance sheet. CCERA’s obligation to service the debt obtained pursuant to the loan agreement is limited to depositing all tipping fees and electric revenues received with the trustee of the PCFA bonds. The trustee is required to pay CCERA its service fees prior to servicing PCFA bonds. CCERA has no further debt repayment obligations under the loan agreement with the PCFA. In the litigation, the defendants have asserted, among other things, that an equitable portion of the outstanding debt on the Project should be allocated to CCERA even though CCERA did not guarantee the bonds. At this time, management cannot determine the ultimate outcome of the foregoing and the potential effects on CCERA and the Project. If the State were to fail to subsidize the debt service, and there were to be a default on a debt service payment, the bondholders might proceed to attempt to exercise their remedies, by among other things, seizing the collateral securing the bonds. The Company does not believe this collateral includes CCERA’s plant.

Long-Term Government Contract

     The Company retained a long-term contract with a government agency in connection with the Foster Wheeler Environmental Corporation sale. The contract is scheduled to be completed in four phases. The first phase was for the initial design, permitting and licensing of a spent fuel facility. The first phase of this project was profitable.

     The second phase of the contract, which is currently being executed, is billed on a cost-plus-fee basis and was expected to conclude in 2004. In this phase, the Company must license the facility with the NRC, respond to any questions regarding the initial design included in phase one and complete final design. Technical specification and detailed guidance from the government agency regarding government agency-directed changes to the project scope remain outstanding. Resolution of the outstanding issues will be required before the second phase of the contract can be completed.

     Phase three is for the construction, start-up and testing of the facility for a fixed contractual price of $114,000, subject to escalation. The actual commencement of this phase will be delayed as a result of the significant delay in the issuance of the NRC license for the facility, which was received on November 30, 2004. This delay will also result in substantial additional facility costs. The third phase would begin with the purchase of long-lead items followed by the construction activities. Construction is expected to last two years and requires that a subsidiary of the Company fund the construction cost. Foster Wheeler USA Corporation, the parent company of Foster Wheeler Environmental Corporation, provided a performance guarantee on the project. In addition, a surety bond for the full contract price is required. The cost of the facility is expected to be recovered in the first nine months of operations under phase four, during which a subsidiary of the Company will operate the facility at fixed rates, subject to escalation, for approximately four years. The Company and the government agency have engaged in discussions about possibly restructuring or terminating subsequent phases of the contract. If the project were to proceed, the Company intends to seek third-party financing to fund the majority of the construction costs, but there can be no assurance that the Company will secure such financing on acceptable terms, or at all. There also can be no assurance that the Company will be able to obtain the required surety bond. If the Company cannot successfully restructure the contract and cannot obtain third-party financing or the required surety bond, the Company’s ability to perform its obligations under the contract is unlikely. This could have a material adverse effect on the Company’s financial condition, results of operations, and cash flow. No claims have been raised by the government agency against the Company. The ultimate potential liability to the Company would arise in the event that the government agency terminates the contract (for example, due to the Company’s inability to continue with the contract) and re-bids the contract under its exact terms and the resulting cost to the government agency is greater than it would have been under the existing terms with the Company. The Company does not believe a claim is probable and is unable to estimate the possible loss that could occur as a result of any claims. Additionally, the Company believes that it has a variety of potential legal defenses should the government agency decide to pursue any such action.

Environmental Matters

     Under U.S. federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Clean Water Act and the Clean Air Act, and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person (an “off-site facility”). Liability at such off-site facilities is typically allocated among all of the viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site, and other factors.

     The Company currently owns and operates industrial facilities and has also transferred its interests in industrial facilities that it formerly owned or operated. It is likely that as a result of its current or former operations, such facilities have been impacted by hazardous substances. The Company is not aware of any conditions at its currently owned facilities in the United States that it expects will cause the Company to incur material costs in excess of those for which reserves have been established.

     The Company also may receive claims, pursuant to indemnity obligations from owners of recently sold facilities, which may require the Company to incur costs for investigation and/or remediation. Based on the available information, the Company does not believe that such costs will be materially in excess of those reserves which it has established. No assurance can be provided that the Company will not discover environmental conditions at its currently owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring the Company to incur material expenditures to investigate and/or remediate such conditions.

     The Company has been notified that it was a potentially responsible party (a “PRP”) under CERCLA or similar state laws at three off-site facilities. At each of these sites, the Company’s liability should be substantially less than the total site remediation costs because the percentage of waste attributable to the Company compared to that attributable to all other PRPs is low. The Company does not believe that its share of cleanup obligations at any of the off-site facilities as to which it has received a notice of potential liability will exceed $500 in the aggregate.

     In February 1988, one of the Company’s subsidiaries, Foster Wheeler Energy Corporation (“FWEC”), entered into a Consent Agreement and Order (“Order”) with the United States Environmental Protection Agency (“USEPA”) and the Pennsylvania Department of Environmental Protection (“PADEP”) regarding its former manufacturing facility in Mountain Top, Pennsylvania. The Order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene (“TCE”), in the soil and groundwater at the facility. Pursuant to the Order, FWEC in 1993 installed a “pump and treat” system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain the system.

     In September 2004, FWEC sampled the domestic water supply of approximately 16 residences in Mountain Top, and it received validated testing data regarding that sampling in October 2004. The residences are located approximately one mile to the southwest of the historic source of the TCE at FWEC’s former facility, and it is believed the residences use private wells for domestic water. The results of this sampling indicated that TCE was present in the water at several of the residences at levels in excess of Safe Drinking Water Act standards. Since the initial round of testing in September 2004, FWEC has tested more wells. As of April 2005, the number of wells in the area containing TCE in excess of the standards is approximately 30. FWEC believes it has identified all affected residential wells.

     Since approximately October 2004, FWEC, USEPA, and PADEP have been cooperating in a broad-ranging investigation that seeks to, among other things, identify the source(s) of the TCE in the residential wells. The investigation has involved, among other things, sampling of surface waters and the more recent installation and “packer” sampling of groundwater monitoring wells. FWEC and the agencies have been reviewing and analyzing the results of the sampling and other data as it becomes available. Based in part upon the foregoing, the USEPA informally advised FWEC in April 2005 that USEPA considers FWEC to be a PRP with regard to the TCE in the residential wells. FWEC is reviewing the matter with counsel.

     USEPA has informally indicated that it would expect a PRP to provide public water to affected residences, which likely would involve the extension of a water main from one end of the affected area to the other end, along with the installation of laterals from the main to the affected residences. There is also a possibility that a PRP would incur further costs if it were to conduct a more formal study to better define the affected area. Since October 2004, FWEC has been providing the potentially affected residences with temporary replacement water, and it has arranged to have filters installed on the residences’ water system to remove the TCE. FWEC has also arranged to have the filters periodically tested and maintained. FWEC is incurring costs related to public outreach and communications in the affected area. Finally, FWEC may be required to pay the agencies’ costs in overseeing and responding to the situation. FWEC has accrued its best estimate of the cost of the foregoing.

     Other costs to which FWEC could be exposed could include, among other things, other costs associated with supplying public water, FWEC’s own counsel and consulting fees, further agency oversight and/or response costs, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for the items described in this paragraph, nor is it possible to reliably estimate the extent of any such liability.

     If one or more third parties is determined to be a source of the TCE, FWEC will evaluate its options regarding the recovery of the costs it has incurred, which options could include seeking to recover those costs from those determined to be the source.

     In the ordinary course of business, the Company and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Company by customers alleging deficiencies in either equipment or plant construction and seeking resulting alleged damages. The ultimate legal and financial liability of the Company in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used by the Company becomes known, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters as these are subject to change as events evolve and as additional information becomes available during the administration and litigation process. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with such claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.